UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 19, 2008

MERGE HEALTHCARE INCORPORATED
__________________________________________
(Exact name of registrant as specified in its charter)

Wisconsin	0-29486	39-1600938
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6737 West Washington Street, Suite 2250, Milwaukee, Wisconsin		53214-5650
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(414) 977-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On August 19, 2008, the Board of Directors (the "Board") of Merge Healthcare Incorporated (the "Registrant"), in accordance with the new Board Compensation Plan as recommended by the Nominating and Governance Committee of the Board in accordance with its amended and restated Charter, as adopted by the Board on July 1, 2008, which new Board Compensation Plan was approved by the Board at its annual meeting on August 19, 2008, awarded certain of its non-employee Directors an option to purchase shares of Common Stock of the Registrant.

Each of Messrs. Dennis Brown, Robert T. Geras, Gregg G. Hartemayer and Richard A. Reck were awarded 225,000 options; and Mr. Neele E. Stearns, Jr., Chair of the Audit Committee of Board, was awarded 300,000 options. Each of the option awards were issued under the Registrant’s 2005 Equity Incentive Plan and will vest in sixteen (16) equal quarterly increments with the first increment vesting on August 19, 2008, with subsequent increments vesting on November 30, February 29, May 31 and August 31 thereafter following the grant date with a ten (10) year term, with an exercise price which was equal to the closing price of the Registrant's shares on the date of grant. Mr. Michael W. Ferro, Jr., Chairman of the Board, although a non-employee Director of the Registrant, was not granted any stock option award at this time.

These stock option awards were made to certain of the Registrant's non-employee Directors in lieu of cash compensation for their Board and Board Committee participation and contributions to the Registrant on behalf of its shareholders in accordance with the Registrant's desire to attract and retain qualified independent Directors, while retaining its cash for working capital purposes, which the Registrant believes is pertinent to its long-term growth and financial success.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERGE HEALTHCARE INCORPORATED

August 25, 2008	By:	Ann G. Mayberry-French

Name: Ann G. Mayberry-French
Title: Vice President, General Counsel and Corporate Secretary